TH LEE, PUTNAM INVESTMENT TRUST

                                 Code of Ethics


         TH Lee, Putnam Investment Trust (the "Fund") has determined to adopt this Code of Ethics with respect to certain types of personal securities transactions by officers and Trustees of the Fund which might be deemed to create possible conflicts of interest and to establish reporting requirements and enforcement procedures with respect to such transactions.

I.  Rules Applicable to Officers and Trustees
    Affiliated with TH Lee, Putnam Capital Management, LLC.
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         A. Incorporation of Adviser's Code of Ethics. The provisions of the
Code of Ethics for employees of TH Lee, Putnam Capital Management, LLC (the "Manager's Code of Ethics"), which is attached as Appendix A hereto, are hereby incorporated herein as the Fund's Code of Ethics applicable to officers and Trustees of the Fund who are also officers, directors or employees of TH Lee, Putnam Capital Management, LLC or any of its affiliates. A violation of the Manager's Code of Ethics shall constitute a violation of the Fund's Code.

         B. Reports. Officers and Trustees of the Fund who are made subject to the Manager's Code of Ethics pursuant to the preceding paragraph shall file the reports required by the Manager's Code of Ethics with the Compliance Director designated therein. A report filed with the Compliance Director shall be deemed to be filed with the Fund.

         C. Review. (1) The Compliance Director shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Fund to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Compliance Director shall give such person an opportunity to supply additional explanatory material.

         (2) If the Compliance Director determines that a violation of this Code has or may have occurred, he shall submit his written determination, together with the confidential quarterly report and any additional explanatory material provided by the individual, to the


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Trustees who shall make an independent determination of whether a violation has occurred.

         D. Sanctions. If the Trustees concur in the conclusion that a violation has occurred, they may impose such sanctions as they deem appropriate after taking into account the sanctions imposed by the Manager.

II.  Rules Applicable to Unaffiliated Trustees
     -----------------------------------------

         A.  Definitions.

         (1) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Application of this definition is explained in more detail in Exhibit A hereto.

         (2) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

         (3) "Interested Trustee" means a Trustee of a Fund who is an "interested person" of the Fund within the meaning of the Investment Company Act.

         (4) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

         (5)      "Security" shall have the same meaning as that set forth in
                  Section 2(a)(36) of the Investment Company Act (in effect, all securities) except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

         (6) "Unaffiliated Trustee" means a Trustee who is not made subject to the Manager's Investments Code of Ethics pursuant to Part I hereof.

         B. Prohibited Purchases and Sales. No Unaffiliated Trustee of any of the Funds shall purchase or sell, directly or indirectly, any security in which he has or by reason of


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such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

         (1)  is being considered for purchase or sale by the Fund;

         (2)  is being purchased or sold by the Fund; or

         (3) was purchased or sold by the Fund within the most recent five days if such person participated in the recommendation to, or the decision by, the Manager to purchase or sell such security for the Fund.


         C. Exempted Transactions. The prohibitions of Section II-B of this Code shall not apply to:

                      (1) purchases or sales effected in any account over which the Unaffiliated Trustee has no direct or indirect influence or control;

                      (2) purchases or sales which are non-volitional on the part of either the Unaffiliated Trustee or the Fund;

                      (3) purchases which are part of an automatic dividend reinvestment plan;

                      (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

                      (5) purchases or sales other than those exempted in
            (1) through (4) above which do not cause the Unaffiliated Trustee to gain improperly a personal benefit through his relationship with the Fund and are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, and are previously approved by the Compliance Director under the Manager's Code of Ethics or the Trustees, which approval shall be confirmed in writing.

         D. Reporting. (1) Whether or not one of the exemptions listed in
Section II-C applies, every Unaffiliated Trustee of a Fund shall file with the Manager's


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Compliance Director on behalf of the Chairman of the Funds a report containing the information described in Section II-D(2) of this Code with respect to transactions in any security in which such Unaffiliated Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee:

         (a)    such security was or is to be purchased or sold by the Fund or

         (b) such security was or is being considered for purchase or sale by the Fund;

provided, however, that an Unaffiliated Trustee shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

         (2) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

         (a) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

         (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         (c)    The price at which the transaction was effected; and

         (d) The name of the broker, dealer or bank with or through whom the transaction was effected.

         (3) Every report concerning a purchase or sale prohibited under Section II-B hereof with respect to which the reporting person relies upon one of the exemptions provided in Section IIC shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.


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         (4) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

         (5) Notwithstanding anything to the contrary contained herein, an Unaffiliated Trustee who is an Interested Trustee shall also file the reports required by Rule 17j-1(d)(1) under the Investment Company Act of 1940.

         E. Review. (1) The Compliance Director shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Funds to determine whether any transaction ("Reviewable Transactions") listed in Section II-B (disregarding exemptions provided by
Section II-C(1) through (5)) may have occurred.

         (2) If the Compliance Director determines that a Reviewable Transaction may have occurred, he shall then consider whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section II-C. The Compliance Director shall bring his determination to the attention of the Chairman of the Fund. The Chairman shall give the person involved an opportunity to supply additional information regarding the transaction in question.

         F. Sanctions. If the Chairman determines that a violation of this Code may have occurred, he shall convene a Committee of Trustees consisting of the those Unaffiliated Trustees other than the person whose transaction is under consideration, and shall provide the committee with a report of the matter, including any additional information supplied by such person. The committee may impose such sanction as it deems appropriate.


III.  Miscellaneous.
      -------------

         A. Amendments to The Manager's Code of Ethics. Any amendment to the Putnam Companies Code of Ethics shall be deemed an amendment to Section I-A of this Code effective 30 days after written notice of such amendment shall have been received by the Chairman, unless the Trustees expressly determine that such amendment shall become effective at an earlier or later date or shall not be adopted.

         B. Records. The Fund shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions


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described in Rule 31a-2(f)(1) under the Investment Company Act and shall be available for examination by representatives of the Securities and Exchange Commission.

         (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

         (3) A copy of each report made by an officer or Trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

         (4) A list of all person who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

         C. Confidentiality. All reports of securities transactions and any other information filed with any Fund pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by personnel of the Securities and Exchange Commission.

         D. Interpretation of Provisions. The Trustees may from time to time adopt such interpretations of this Code as they deem appropriate.

         E. Delegation by Chairman. The Chairman of the Funds may from time to time delegate any or all of his responsibilities under this Code, either generally or as to specific instances, to such officer or Trustee of the Funds as he may designate.


As adopted
July 23, 2001


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